Exhibit 99.1
Executive Officers and Directors
of
Atlantic

Set forth below is a list of the name, business address, present principal occupation or employment and citizenship of each director, executive officer and controlling person of Atlantic, and of each person ultimately in control of Atlantic.

Name	Occupation	Business Address	Citizenship
Unicorn Worldwide Holdings Limited	Managing Member	Bridge House Bridge Street Casteltown Isle of Man IM9 1AX	British Virgin Islands
Madison Technology LLC	Managing Member	654 Madison Avenue, Suite 1609 New York, NY 10021	Delaware

Executive Officers and Directors
of
Madison

Set forth below is a list of the name, business address, present principal occupation or employment and citizenship of each director, executive officer and controlling person of Madison, and of each person ultimately in control of Madison.

Name	Occupation	Business Address	Citizenship
Arthur Becker	Chief Executive Officer and President of Navisite, Inc.	400 Minuteman Road Andover, MA 01810	USA

Executive Officers and Directors
of
Unicorn

Set forth below is a list of the name, business address, present principal occupation or employment and citizenship of each director, executive officer and controlling person of Unicorn, and of each person ultimately in control of Unicorn.

Name	Occupation	Business Address	Citizenship
Simon Cooper	Lawyer/Investor	Bridge House Bridge Street Casteltown Isle of Man IM9 1AX	United Kingdom
Simon McNally	Lawyer/Investor	Bridge House Bridge Street Casteltown Isle of Man IM9 1AX	United Kingdom
Sarah McKee	Accountant	Bridge House Bridge Street Casteltown Isle of Man IM9 1AX	United Kingdom